Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Debra Ceffalio
(847) 720-2767	(847) 720-1652
Melissa.Napier@usfoods.com	Debra.Ceffalio@usfoods.com

US Foods Reports Second Quarter Fiscal 2017 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) August 9, 2017 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter and first six months of fiscal 2017.

Second Quarter Highlights

•	Total case volume increased 3.6%; independent restaurant case volume increased 4.7%.
•	Net sales increased 6.1% to $6.2 billion.
•	Gross profit of $1.1 billion increased 1.9%.
•	Operating income of $126 million increased $28 million.
•	Net income of $65 million improved $78 million from a 2016 Net loss of $13 million.
•	Adjusted EBITDA increased 10.0% to $286 million.
•	Diluted EPS of $0.29; Adjusted Diluted EPS of $0.37.

Six Month Highlights

•	Total case volume increased 4.0%; independent restaurant case volume increased 4.3%.
•	Net sales increased 4.8% to $11.9 billion.
•	Gross profit of $2.0 billion increased 2.6%.
•	Operating income of $202 million increased $19 million.
•	Net income of $92 million exceeded prior year break-even.
•	Adjusted EBITDA increased 8.2% to $501 million.
•	Diluted EPS of $0.41; Adjusted Diluted EPS of $0.56.

CEO Perspective

“Strong Adjusted EBITDA growth of 10% and above-market independent restaurant case growth of 4.7% highlight another successful quarter for the company,” said President and CEO Pietro Satriano. “We have successfully closed five acquisitions this year as we continue to focus on accretive M&A opportunities.

Continued growth with targeted customers, in combination with our portfolio of value-added services, innovative products and enhanced digital platform, position us for success in the second half of the year.”

Second Quarter Results

Total case volume increased 3.6% from prior year, of which 2.3% was organic growth, and independent restaurant case volume increased 4.7%, of which 3.7% was organic growth. The increase in total cases reflects growth with independent restaurants, healthcare and hospitality customers, and select national chain business.

Net sales of $6.2 billion represent a 6.1% increase from prior year, driven by total case volume growth, product mix changes and year-over-year inflation in grocery, produce, poultry and seafood. Sales from acquisitions completed in the last 12 months increased total Net sales by approximately 1.8%.

Gross profit of $1.1 billion increased $20 million, or 1.9% from prior year. The increase was driven by higher volume combined with margin expansion initiatives, partially offset by the year-over-year change in the Last-in, first-out (LIFO) inventory reserve. Gross profit as a percentage of Net sales was 17.1%. Adjusted Gross profit, which excludes the impact of LIFO, was $1.1 billion, a 5.6% increase from the prior year, driven by the Gross profit items discussed above. Adjusted Gross profit as a percentage of Net sales was 17.6%.

Operating expenses were $928 million, a decrease of 0.9% from prior year. Operating expenses benefitted from the non-recurrence of the prior year $31 million contract termination fee with our Sponsors, lower restructuring charges due to the completion of several initiatives in 2016, and ongoing efforts to reduce operating expenses. These decreases were partially offset by increased distribution costs related to higher volume combined with higher employee related costs. Adjusted Operating expenses for the quarter were $798 million, a 3.9% increase from prior year, primarily driven by higher volume and employee related costs.

Operating income was $126 million, a $28 million increase from prior year, driven by the Gross profit and Operating expense items discussed above.

Net income for the quarter was $65 million, up $78 million from a $13 million Net loss in the prior year. Adjusted EBITDA of $286 million increased $26 million, or 10.0% compared to prior year, driven by volume growth and the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $0.29 and Adjusted Diluted EPS was $0.37.

Six Month Results

Total case volume increased 4.0% from prior year, of which 2.5% was organic growth, and independent restaurant case volume increased 4.3%, of which 3.2% was organic growth. The increase in total cases reflects growth with independent restaurants, healthcare and hospitality customers, and select national chain business.

Net sales of $11.9 billion represent a 4.8% increase from prior year, primarily driven by case volume growth and year-over-year inflation in grocery, seafood, poultry and cheese. Sales from acquisitions completed in the last 12 months increased total Net sales by approximately 1.6%.

Gross profit of $2.0 billion increased $51 million, or 2.6% from prior year. The increase was driven by higher volume combined with margin expansion initiatives, partially offset by the year-over-year change in the LIFO inventory reserve. Gross profit as a percentage of Net sales was 17.1%. Adjusted Gross profit, which excludes the impact of LIFO, was $2.1 billion, a 5.5% increase from the prior year, driven by the Gross profit items discussed above. Adjusted Gross profit as a percentage of Net sales was 17.5%.

Operating expenses were $1.8 billion, an increase of 1.8% from prior year, related to higher distribution costs from increased volume combined with higher employee related costs and insurance related charges. These increases were partially offset by the non-recurrence of the prior year $31 million contract termination fee with our Sponsors, lower restructuring charges due to the completion of several initiatives in 2016, and ongoing efforts to reduce operating expenses. Adjusted Operating expenses for the first six months were $1.6 billion, a 4.8% increase from prior year, driven by higher volume combined with higher employee related costs and insurance related charges.

Operating income was $202 million, a $19 million increase from prior year, driven by the Gross profit and Operating expense items discussed above.

Net income for the first six months was $92 million, up from break-even performance in the prior year. Adjusted EBITDA of $501 million increased $38 million, or 8.2% compared to prior year, driven by volume growth and the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $0.41 and Adjusted Diluted EPS was $0.56.

Cash Flows and Capital Transactions

Net cash provided by operating activities for the first six months of fiscal 2017 was $368 million, an increase of $67 million from prior year related to our growth in net income which was driven by improved business performance and reduced interest expense. Cash capital expenditures for the first six months totaled $108 million, an increase of $41 million from prior year, due to the timing of payments made for assets acquired late in Q4 fiscal 2016 and increased capital spending, as planned.

Net Debt at the end of the quarter was $3.6 billion, a decrease of $172 million versus the same prior year period. The ratio of Net Debt to Adjusted EBITDA was 3.5x at the end of the quarter, down from 4.0x in the same prior year period.

Outlook for Fiscal 2017

The company is updating select elements of fiscal 2017 guidance. We now expect Net sales growth of

3-5%, interest expense of $175-$180 million, cash taxes of $20-$25 million and Adjusted Diluted EPS of $1.30-$1.40.  All other elements of the company’s guidance provided during the Q4 fiscal 2016 earnings call on February 15, 2017, remain unchanged.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

The company is not providing a reconciliation of our full year 2017 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all of the adjustments on a forward-looking basis, and such items could have a significant impact on our GAAP financial results as a result of their variability.

Conference Call and Webcast Information

US Foods second quarter fiscal 2017 earnings call will be broadcast live via the Internet on August 9, 2017 at 9:00 a.m. CDT. The call can also be accessed live over the phone by dialing (855) 788-2805; the conference ID number is 35394300. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release will be available in the Investor Relations section of our website for a limited period of time at www.usfoods.com/investors.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $23 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Outlook for Fiscal 2017”. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies.  These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results.  Our actual results could differ materially from those expressed in the forward-looking statements.  There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others: our ability to remain profitable during times of cost inflation/deflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; restrictions and limitations placed on us by agreements and instruments governing our debt; any change in our relationships with group purchasing organizations; any change in our relationships with long-term customers; our ability to increase sales to independent restaurant customers; our ability to successfully consummate and integrate acquisitions; our ability to achieve the benefits that we expect from our cost savings initiatives; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including related to environmental, health, safety, food safety, transportation, labor and employment, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits and pension plans; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017. All forward-looking statements made in this release are qualified by these cautionary statements. The forward-looking statements contained in this release speak only as of the date of this release.  We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted Earnings Per Share (EPS) as supplemental measures to GAAP measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of Last-in, first-out (LIFO) inventory reserve changes.  Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (business costs associated with the redesign of systems and processes), and other items as specified in our debt agreements.

We use Net Debt to review the liquidity of our operations. Net Debt is defined as long-term debt plus the current portion of long-term debt net of restricted cash held on deposit in accordance with our credit agreements, and total Cash and cash equivalents remaining on the balance sheet as of July 1, 2017. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows From Operating or Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as Restructuring charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (business costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.  We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance.  We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that amounts presented in accordance with our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net Income and Adjusted Diluted EPS may not be the same as similar measures used by other companies.  Not all companies and analysts calculate these measures in the same manner.  We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

# # #

US FOODS HOLDING CORP.

Consolidated Balance Sheets

($ in millions)*	July 1, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$150	$131
Accounts receivable, less allowances of $25 and $25	1,366	1,226
Vendor receivables, less allowances of $3 and $2	157	106
Inventories – net	1,236	1,223
Prepaid expenses	81	73
Assets held for sale	22	21
Other current assets	10	10
Total current assets	3,022	2,789
Property and equipment -- net	1,787	1,768
Goodwill	3,957	3,908
Other intangibles -- net	363	387
Deferred tax assets	31	34
Other assets	49	58
Total assets	$9,208	$8,944
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank checks outstanding	$162	$143
Accounts payable	1,526	1,295
Accrued expenses and other current liabilities	421	456
Current portion of long-term debt	104	76
Total current liabilities	2,213	1,969
Long term debt	3,623	3,706
Deferred tax liabilities	404	381
Other long-term liabilities	334	351
Total liabilities	6,575	6,407

Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,792	2,791
Accumulated deficit	(44)	(136)
Accumulated other comprehensive loss	(117)	(119)
Total shareholders' equity	2,633	2,538
Total liabilities and shareholders' equity	$9,208	$8,944

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Consolidated Statements of Operations

(Unaudited)

($ in millions, except share and per share data)*	13-Weeks Ended July 1, 2017	13-Weeks Ended July 2, 2016	26-Weeks Ended July 1, 2017	26-Weeks Ended July 2, 2016
Net sales	$6,159	$5,807	$11,947	$11,400
Cost of goods sold	5,105	4,773	9,902	9,406
Gross profit	1,054	1,034	2,045	1,994
Distribution, selling and administrative costs	928	923	1,841	1,787
Restructuring charges	1	13	3	24
Total operating expenses	928	936	1,843	1,811
Operating income	126	98	202	183
Interest expense -- net	41	70	83	141
Loss on extinguishment of debt	-	42	-	42
Income (loss) before income taxes	85	(14)	119	-
Income tax provision (benefit)	19	(1)	27	-
Net income (loss)	$65	$(13)	$92	$-
Net income (loss) per share
Basic	$0.29	$(0.07)	$0.42	$-
Diluted	$0.29	$(0.07)	$0.41	$-
Weighted-average common shares outstanding
Basic	222,754,030	190,077,211	222,059,022	179,599,467
Diluted	226,791,449	190,077,211	226,557,430	179,599,467
Distribution declared and paid per share	$-	$-	$-	$3.94

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)*	26-Weeks Ended July 1, 2017	26-Weeks Ended July 2, 2016
Cash Flows From Operating Activities:
Net income (loss)	$92	$-
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	214	208
Gain on disposal of property and equipment-net	-	(8)
Loss on extinguishment of debt	-	42
Amortization and write-off of deferred financing costs	2	5
Amortization of Senior Notes original issue premium	-	(2)
Insurance proceeds related to operating activities	-	7
Insurance benefit in net loss	-	(7)
Deferred tax provision	18	-
Share-based compensation expense	9	10
Provision for doubtful accounts	9	6
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(189)	(77)
Decrease (increase) in inventories	4	(63)
(Increase) decrease in prepaid expenses and other assets	(21)	6
Increase in accounts payable and bank checks outstanding	276	275
Decrease in accrued expenses and other liabilities	(47)	(102)
Net cash provided by operating activities	368	301
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(135)	(95)
Proceeds from sales of property and equipment	2	9
Purchases of property and equipment	(108)	(67)
Proceeds from redemption of industrial revenue bonds	22	-
Investment in Avero, LLC	-	(8)
Net cash used in investing activities	(219)	(161)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	1,117	1,411
Proceeds from debt refinancings	-	2,214
Principal payments on debt and capital leases	(1,213)	(3,208)
Repayment of industrial revenue bonds	(22)	-
Redemption of Old Senior Notes	-	(1,377)
Payment for debt financing cost and fees	-	(26)
Proceeds from intial public offering	-	1,114
Cash distribution to shareholders	-	(666)
Contingent consideration paid for business acquisition	(5)	-
Proceeds from employee share purchase plan	8	-
Proceeds from exercise of stock options	11	-
Tax withholding payments for net share-settled equity awards	(26)	-
Proceeds from common stock sales	-	3
Common stock and share-based awards settled	-	(7)
Net cash used in financing activities	(131)	(543)
Net increase (decrease) in cash and cash equivalents	19	(403)
Cash and cash equivalents, beginning of period	131	518
Cash and cash equivalents, end of period	$150	$115

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$79	$138
Income taxes paid - net	3	4
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	17	13
Capital lease additions	61	64
Cashless exercise of equity awards	26	-
Contingent consideration payable for business acquisitions	4	6

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

($ in millions, except share and per share data)*	13-Weeks Ended July 1, 2017	13-Weeks Ended July 2, 2016	Change	%
Net income (loss) (GAAP)	$65	$(13)	$78	NM
Interest expense, net	41	70	(29)	(41.4)
Income tax provision (benefit)	19	(1)	20	NM
Depreciation and amortization expense	106	105	1	1.0
EBITDA (Non-GAAP)	232	161	71	44.1
Sponsor fees (1)	-	33	(33)	NM
Restructuring charges (2)	1	13	(12)	(92.3)
Share-based compensation expense (3)	5	5	-	-
LIFO reserve change (4)	30	(7)	37	NM
Loss on extinguishment of debt (5)	-	42	(42)	NM
Business transformation costs (6)	13	7	6	85.7
Other (7)	5	5	-	-
Adjusted EBITDA (Non-GAAP)	286	260	26	10.0
Depreciation and amortization expense	(106)	(105)	(1)	1.0
Interest expense, net	(41)	(70)	29	(41.4)
Income tax (provision) benefit, as adjusted (8)	(54)	1	(55)	NM
Adjusted Net income (Non-GAAP)	$85	$85	$-	-%

Diluted EPS (GAAP)	$0.29	$(0.07)	$0.36	NM
Sponsor fees (1)	-	0.17	(0.17)	NM
Restructuring charges (2)	-	0.07	(0.07)	NM
Share-based compensation expense (3)	0.02	0.03	(0.01)	(33.3)
LIFO reserve change (4)	0.13	(0.03)	0.16	NM
Loss on extinguishment of debt (5)	-	0.22	(0.22)	NM
Business transformation costs (6)	0.06	0.03	0.03	NM
Other (7)	0.02	0.03	(0.01)	(33.3)
Income tax impact of adjustments (8)	(0.15)	-	(0.15)	NM
Effect of dilutive shares assuming net income (9)	-	(0.01)	0.01	(100.0)
Adjusted Diluted EPS (Non-GAAP)	$0.37	$0.44	$(0.07)	(15.9)%

Weighted-average diluted shares outstanding (GAAP)	226,791,449	190,077,211
Dilutive shares assuming net income (9)	n/a	3,761,565
Adjusted Diluted shares (Non-GAAP)	n/a	193,838,776

Gross profit (GAAP)	$1,054	$1,034	$20	1.9
LIFO reserve change (4)	30	(7)	37	NM
Adjusted Gross profit (Non-GAAP)	$1,084	$1,027	$57	5.6%

Operating expenses (GAAP)	$928	$936	$(8)	(0.9)
Depreciation and amortization expense	(106)	(105)	(1)	1.0
Sponsor fees (1)	-	(33)	33	NM
Restructuring charges (2)	(1)	(13)	12	(92.3)
Share-based compensation expense (3)	(5)	(5)	-	NM
Business transformation costs (6)	(13)	(7)	(6)	85.7
Other (7)	(5)	(5)	-	NM
Adjusted Operating expenses (Non-GAAP)	$798	$768	$30	3.9%

*Amounts may not add due to rounding.

NM- Percentage change not meaningful.

(1)

Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.

(2)	Consists primarily of severance and related costs and organizational realignment costs.

(3)	Share-based compensation expense for vesting of stock awards and employee share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, the write off of certain pre-existing unamortized debt issuance costs and unamortized issue premium, and an early redemption premium.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Other includes gains, losses or charges as specified under USF’s debt agreements.
(8)

Represents our Income tax provision (benefit) adjusted for the tax  effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax  effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after considering  the impact of permanent differences and valuation allowances. We maintained a valuation allowance against federal and state net deferred tax assets in the 13-week and 26-week periods ended July 2, 2016. The result was an immaterial tax  effect related to pre-tax items excluded from Adjusted Net income in the 13-week and 26-week periods ended July 2, 2016.

(9)

The effect of the "Dilutive shares assuming net income" represents the difference between the Adjusted Diluted EPS calculated using the GAAP based weighted-average dilutive shares outstanding, compared to the Adjusted Diluted EPS calculated using the weighted-average shares outstanding plus the effect of potentially dilutive securities that would have been applicable, if the company had net income during the period. Since the company was in a net loss position for the quarter ended July 2, 2016, basic and diluted shares are the same because the inclusion of additional shares would be anti-dilutive.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

($ in millions*)	26-Weeks Ended July 1, 2017	26-Weeks Ended July 2, 2016	Change	%
Net income (loss) (GAAP)	$92	$-	$92	NM
Interest expense, net	83	141	(58)	(41.1)
Income tax provision (benefit)	27	-	27	NM
Depreciation and amortization expense	214	208	6	2.9
EBITDA (Non-GAAP)	416	349	67	19.2
Sponsor fees (1)	-	36	(36)	NM
Restructuring charges (2)	3	24	(21)	(87.5)
Share-based compensation expense (3)	9	10	(1)	(10.0)
LIFO reserve change (4)	40	(18)	58	NM
Loss on extinguishment of debt (5)	-	42	(42)	NM
Business transformation costs (6)	27	16	11	68.8
Other (7)	7	4	3	75.0
Adjusted EBITDA (Non-GAAP)	501	463	38	8.2
Depreciation and amortization expense	(214)	(208)	(6)	2.9
Interest expense, net	(83)	(141)	58	(41.1)
Income tax (provision) benefit, as adjusted (8)	(79)	-	(79)	NM
Adjusted Net income (Non-GAAP)	$125	$114	$11	9.6%

Diluted EPS (GAAP)	$0.41	$-	$0.41	NM
Sponsor fees (1)	-	0.20	(0.20)	NM
Restructuring charges (2)	0.01	0.13	(0.12)	(92.3)
Share-based compensation expense (3)	0.04	0.05	(0.01)	(20.0)
LIFO reserve change (4)	0.18	(0.10)	0.28	NM
Loss on extinguishment of debt (5)	-	0.23	(0.23)	NM
Business transformation costs (6)	0.12	0.09	0.03	33.3
Other (7)	0.03	0.02	0.01	50.0
Income tax impact of adjustments (8)	(0.23)	-	(0.23)	NM
Effect of dilutive shares assuming net income (9)	-	-	-	NM
Adjusted Diluted EPS (Non-GAAP)	$0.56	$0.62	$(0.06)	(9.7)%

Weighted-average diluted shares outstanding (GAAP)	226,557,430	179,599,467
Dilutive shares assuming net income (9)	n/a	3,082,493
Adjusted Diluted shares (Non-GAAP)	n/a	182,681,960

Gross profit (GAAP)	$2,045	$1,994	$51	2.6
LIFO reserve change (4)	40	(18)	58	NM
Adjusted Gross profit (Non-GAAP)	$2,085	$1,976	$109	5.5%

Operating expenses (GAAP)	$1,843	$1,811	$32	1.8
Depreciation and amortization expense	(214)	(208)	(6)	2.9
Sponsor fees (1)	-	(36)	36	NM
Restructuring charges (2)	(3)	(24)	21	(87.5)
Share-based compensation expense (3)	(9)	(10)	1	(10.0)
Business transformation costs (6)	(27)	(16)	(11)	68.8
Other (7)	(7)	(4)	(3)	75.0
Adjusted Operating expenses (Non-GAAP)	$1,585	$1,513	$72	4.8%

*Amounts may not add due to rounding.

NM- Percentage change not meaningful.

(1)

Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.

(2)	Consists primarily of severance and related costs and organizational realignment costs.

(3)	Share-based compensation expense for vesting of stock awards and employee share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, the write off of certain pre-existing unamortized debt issuance costs and unamortized issue premium, and an early redemption premium.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Other includes gains, losses or charges as specified under USF’s debt agreements.
(8)

Represents our Income tax provision (benefit) adjusted for the tax  effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax  effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after considering  the impact of permanent differences and valuation allowances. We maintained a valuation allowance against federal and state net deferred tax assets in the 13-week and 26-week periods ended July 2, 2016. The result was an immaterial tax  effect related to pre-tax items excluded from Adjusted Net income in the 13-week and 26-week periods ended July 2, 2016.

(9)

The effect of the "Dilutive shares assuming net income" represents the difference between the Adjusted Diluted EPS calculated using the GAAP based weighted-average dilutive shares outstanding ,compared to the Adjusted Diluted EPS calculated using the weighted-average shares outstanding plus the effect of potentially dilutive securities that would have been applicable, if the company had net income during the period. Since the company was in a net loss position for the 26-weeks ended July 2, 2016, basic and diluted shares are the same because the inclusion of additional shares would be anti-dilutive.

US FOODS HOLDING CORP.

Non-GAAP Reconcilation

Net Debt and Net Leverage Ratios

($ in millions, except ratios)*	July 1, 2017	December 31, 2016	July 2, 2016
	(Unaudited)		(Unaudited)
Total Debt (GAAP)	$3,727	$3,782	$3,871
Restricted cash	-	-	(6)
Cash and cash equivalents	(150)	(131)	(115)
Net Debt (Non-GAAP)	$3,577	$3,651	$3,749

Adjusted EBITDA (1)	$1,010	$972	$943

Net Leverage Ratio (2)	3.5	3.8	4.0

*Amounts may not add due to rounding.

(1)	Trailing Twelve Months (TTM) EBITDA
(2)	Net debt/(TTM) Adjusted EBITDA